Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

2014 FIRST QUARTER FINANCIAL RESULTS

Company to Hold Conference Call this Morning, May 15, 2014, at 10 a.m. ET

2014 First Quarter Highlights (all comparisons to the same prior year period)

•	Total revenue for the first quarter 2014 increased 126.5% to $3.7 million;

•	Funds from Operations (“FFO”) increased by over $370,900 for the three month period ended March 31, 2014;

•	Occupancy rate of 94.2%

•	The Company’s Board of Directors approved the acquisition of Wheeler Development, LLC (“Wheeler Development”)

•	For the three month period, the Company declared monthly cash dividends of approximately $0.035 per a share. On an annualized basis, this amounted to a dividend of $0.42 per common share and common unit, or a 9.2% dividend yield based on the March 31, 2014 closing price of $4.59 per share.

Virginia Beach, VA – May 15, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), today reported operating and financial results for its first quarter ended March 31, 2014.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We are very pleased with our results. We saw substantial increases in revenue and FFO for the first quarter. We except to continue to benefit from economies of scale as we grow, as evidenced by general and administrative expenses decreasing to 22.7% of total revenues as compared to 36.1% for the same period of the prior year. We feel that 2014 is off to a great start with the inclusion of Wheeler Development into the REIT, our capital market activity, and then ending the quarter securing a $25 million guidance line credit facility from a well-known leader in the banking community. We are optimistic that this upward momentum will continue for the remainder of 2014.”

2014 First Quarter Financial and Operational Review

•	Total revenue for the first quarter of 2014 was $3.7 million, compared to $1.6 million for the prior year period.

•	Wheeler reported FFO for the three months ended March 31, 2014 of $539,700, or $0.06 per common share and common unit, compared to $168,800, or $0.03 per common share and common unit in the prior year comparable period.

•	Total Core FFO for the three months ended March 31, 2014 was approximately $596,700 as compared to $168,800 for the same period of the prior year.

•	Property net operating income (“NOI”) was $2.7 million for the three months ended March 31, 2014, compared to $1.3 million for the prior year comparable period.

•	Net loss attributable to Wheeler REIT for common shareholders for the three months ended March 31, 2014 was $1.2 million, or a loss of $0.17 per basic and diluted share, compared to a net loss of $433,700 or $0.13 per basic and diluted share, during the comparable 2013 period.

•	In January 2014, the Company acquired, for nominal consideration, Wheeler Development, an entity wholly-owned by Wheeler’s Chairman and Chief Executive Officer. The Company believes that this newly created taxable subsidiary provides the Company with an opportunity to seek new development and re-development projects that will potentially add value to the REIT.

2014 First Quarter Leasing Review

•	The Company signed five renewal leases totaling 7,900 square feet at a weighted average increase of $0.90 per square foot for the three months ended March 31, 2014. Renewals during the first quarter of 2013 were comprised of three deals totaling 7,539 square feet with a weighted average decrease of $0.22 per square foot.

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•	For the three months ended March 31, 2014, Wheeler signed two new leases totaling approximately 2,486 square feet with a weighted average rate increase of $1.29 per square foot. No new leases were signed for the three months ended March 31, 2013.

•	Approximately 5.11% of Wheeler’s gross leasable area or 66,111 square feet is subject to leases that expire during the twelve months ending March 31, 2015. Based on recent market trends, the Company believes that these leases will be renewed at amounts and terms comparable to existing lease agreements.

Balance Sheet Summary

•	Wheeler’s net investment properties assets as of March 31, 2014 were $101.3 million, as compared to $101.8 million in net investment properties assets as of December 31, 2013.

•	The Company’s total fixed-rate debt was $96.5 million at March 31, 2014, compared to 94.6 million at December 31, 2013. Wheeler’s weighted average interest rate and term of the Company’s fixed-rate debt was 5.39% and 5.24 years, respectively, at March 31, 2014, compared to 5.31% and 5.61 years, respectively, at December 31, 2013.

Financing Activity

•	In January 2014, the Company closed the second tranche of an approximate $2.2 million offering and sale of non-convertible senior notes and warrants to purchase shares of Wheeler common stock to 14 accredited investors. The notes bear interest of 9% per annum. The warrants issued permit investors to purchase an aggregate 227,372 shares of Wheeler common stock at an exercise price of $4.75 per share. Wheeler completed the initial portion of this financing in December 2013.

•	Subsequent to the end of the first quarter, the Company announced it has entered into a $25 million secured guidance line credit facility with KeyBank National Association. The Company will be able to utilize this credit facility until December 31, 2015 and expects to use it towards future acquisitions.

2014 First Quarter Dividend Distribution

•	For the three months ended March 31, 2014, the Company distributed approximately $967,000 to holders of common shares and common units, as compared to $541,800 for the same period of the prior year.

•	The Company has accrued $40,703 in quarterly dividends to holders of preferred shares for the three months ended March 31, 2014.

Conference Call Details

Date/Time: Thursday, May 15, 2014, at 10 a.m. ET

Participant Dial-In Numbers:

(United States):	877-407-3101
(International):	201-493-6789

Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Wheeler’s website at www.whlr.us or by clicking on the conference call link: http://whlr.equisolvewebcast.com/q1-2014.

Supplemental Information

Further details regarding Wheeler Real Estate Investment Trust, Inc.’s operations and financials for the period ended March 31, 2014 are available through the Company’s website by visiting www.whlr.us.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, the Company specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States. For additional information about the Company, please visit: www.whlr.us.

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Financial Information

A copy of Wheeler’s Quarterly Report on Form 10-Q which includes the Company’s consolidated financial statements and Management’s Discussion & Analysis, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the operating performance of the Company’s real estate assets. These items include, but are not limited to, non-recurring expenses, legal settlements, legal and professional fees, and acquisition costs. Management uses Core FFO, which is a non-GAAP financial measure, to exclude such items. Management believes that reporting Core FFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. A reconciliation of non-GAAP financial measures is included in the accompanying financial tables.

Forward-Looking Statement

This press release contains forward-looking statements, including (i) discussion and analysis of the Company’s financial condition; (ii) anticipated cost savings from economies of scale; (iii) the Company’s ability to complete future acquisitions; (iv) the Company’s ability to obtain sufficient and economical financing to complete potential acquisitions; (v) the amount of the Company’s anticipated cash distributions to the Company’s shareholders in the future; (vi) the anticipated ability of the Company to successfully utilize Wheeler Development to complete development and re-development projects; (vii) the anticipated renewals of the Company’s existing leases; and (viii) other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, South Carolina, North Carolina, New Jersey, Tennessee, or Oklahoma;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice President
(212) 836-9606 / aprior@equityny.com

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Wheeler Real Estate Investment Trust

Consolidated Statement of Operations

	Three Months Ended March 31,
	2014	2013
REVENUE:
Rental revenues	$2,948,810	$1,393,032
Other revenues	715,342	224,884

Total Revenue	3,664,152	1,617,916

OPERATING EXPENSES:
Property operations	923,182	300,702
Depreciation and amortization	1,785,602	648,132
Provision for credit losses	—	15,000
Corporate general & administrative	832,318	583,792

Total Operating Expenses	3,541,102	1,547,626

Operating Income	123,050	70,290
Interest expense	(1,368,938)	(549,628)

Net Loss	(1,245,888)	(479,338)
Less: Net loss attributable to noncontrolling interests	(87,252)	(45,656)

Net Loss Attributable to Wheeler REIT	(1,158,636)	(433,682)
Preferred stock dividends	(40,703)	—

Net Loss Attributable to Wheeler REIT Common Shareholders	$(1,199,339)	$(433,682)

Loss per share:
Basic and Diluted	$(0.17)	$(0.13)

Weighted-average number of shares:
Basic and Diluted	7,185,550	3,301,502

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Wheeler Real Estate Investment Trust

Consolidated Balance Sheet

	March 31,	December 31,
	2014	2013
ASSETS:
Investment properties, net	$101,254,487	$101,772,335
Cash and cash equivalents	2,136,330	1,155,083
Rents and other tenant receivables, net	1,869,008	1,594,864
Deferred costs and other assets, net	19,828,594	20,847,984

Total Assets	$125,088,419	$125,370,266

LIABILITIES:
Loans payable	$96,477,256	$94,562,503
Below market lease intangible, net	2,645,626	3,673,019
Accounts payable, accrued expenses and other liabilities	2,608,844	938,896

Total Liabilities	101,731,726	99,763,457

Commitments and contingencies	—	—

EQUITY:
Series A preferred stock (no par value, 5,000,000 and 500,000 shares authorized, 1,809 shares issued and outstanding, respectively)	1,458,050	1,458,050
Common stock ($0.01 par value, 75,000,000 shares authorized, 7,216,238 and 7,121,000 shares issued and outstanding, respectively)	72,162	71,210
Additional paid-in capital	28,563,214	28,169,693
Accumulated deficit	(13,255,297)	(11,298,253)

Total Shareholders’ Equity	16,838,129	18,400,700

Noncontrolling interests	6,518,564	7,206,109

Total Equity	23,356,693	25,606,809

Total Liabilities and Equity	$125,088,419	$125,370,266

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Wheeler Real Estate Investment Trust

Funds From Operations (FFO)

	Three Months Ended March31,
	Same Stores		New Stores		Total		Period Over Period Changes
	2014	2013	2014	2013	2014	2013	$	%
Net income (loss)	$(663,072)	$(479,338)	$(582,816)	$—	$(1,245,888)	$(479,338)	$(766,550)	(159.92%)
Depreciation of real estate assets	513,358	648,132	1,272,244	—	1,785,602	648,132	1,137,470	175.50%

Total FFO	$(149,714)	$168,794	$689,428	$—	$539,714	$168,794	$370,920	219.75%

FFO/Share and Unit	$(0.02)	$(0.02)	$0.088	$—	$0.06	$0.03	$0.04	200.00%

Wheeler Real Estate Investment Trust

Core Funds From Operations (Core FFO)

	Three Months Ended March 31,
	2014	2013
Total FFO	$539,714	$168,794
Acquisition fees	—	—
Legal and accounting costs for acquisitions	57,000	—
Total Core FFO	$596,714	$168,794

Core FFO/Share and Unit	$0.06	$0.03